EXHIBIT 1

EXECUTION COPY

STOCK REPURCHASE AGREEMENT

THIS STOCK REPURCHASE AGREEMENT (this “Agreement”) is made as of June 4, 2013, by and among West Bancorporation, Inc., an Iowa Corporation (“Buyer”), on the one hand, and American Equity Investment Life Holding Company, an Iowa corporation (“American Equity Holding”), and American Equity Life Insurance Company, a wholly-owned subsidiary of American Equity Holding (“American Equity Life,” and together with American Equity Holding, the “Seller”), on the other.

RECITALS

A.                                    American Equity Holding is the beneficial owner of 1,440,592 shares of the issued and outstanding common stock, no par value per share, of Buyer (the “Stock”) and holds the Stock through American Equity Life.

B.                                    American Equity Holding has the sole power to direct the disposition of the 1,440,592 shares of Stock held by American Equity Life (the “Shares”).

C.                                    Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Shares, all on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

AGREEMENTS

Section 1.                  Sale and Purchase of Shares.  At the Closing (as defined below), on the terms and subject to the conditions hereinafter set forth, Seller agrees to sell the Shares to Buyer, and Buyer agrees to purchase and accept delivery of such Shares, in exchange for the payment to Seller of a cash purchase price equal to Ten Dollars and Ninety-Five Cents ($10.95) per Share (the “Purchase Price Per Share”).

Section 2.                  Closing.  Subject to the terms of this Agreement, the closing of the purchase and sale of the Shares (the “Closing”) shall occur through the mail (including overnight courier, facsimile or electronic mail) or in person on June 4, 2013, or at such other place, date and time as is mutually agreed to by Buyer and Seller (the “Closing Date”).  At the Closing, Buyer shall pay to Seller, by wire transfer of immediately available funds pursuant to written instructions provided in advance by Seller, an amount equal to Fifteen Million, Seven Hundred Seventy-Four Thousand, Four Hundred Eighty-Two Dollars and Forty Cents ($15,774,482.40), which is the product of: (a) the Purchase Price Per Share; times (b) the number of Shares.  Immediately following the confirmation of receipt of the wire transfer to Seller’s account, Seller agrees to release the Shares to Buyer, and the Shares shall be cancelled and Buyer’s transfer agent will promptly update Buyer’s stock records to reflect the repurchase.

Section 3.                  Representations and Warranties of Seller.  Seller hereby represents and warrants to Buyer as follows:

a.                                      Seller owns the Shares free of any lien, claim or encumbrance whatsoever, and the Shares are freely transferable and are subject to no claim of right except pursuant to this Agreement.

b.                                      Seller has full power and authority to enter into, execute, deliver and perform this Agreement and all other agreements and instruments to be executed in connection herewith.  All of such actions and the consummation by Seller of the transactions contemplated hereby have been duly authorized and approved by all required action.  This Agreement constitutes a legal, valid and binding obligation of Seller enforceable in accordance with its terms.  The sale of the Shares to Buyer will not conflict with any law, rule, regulation, contract or agreement to which such Seller is subject or a party.

c.                                       Neither Seller nor any person acting on behalf of Seller has employed any broker, agent or finder or incurred any liability for any brokerage fees, agents’ commissions or finders’ fees in connection with the transactions contemplated herein.

d.                                      Seller:  (i)  has received and carefully reviewed Buyer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and all of Buyer’s subsequent filings made with the Securities and Exchange Commission, and such other publicly available information regarding Buyer and its subsidiaries that Seller and its advisors deem necessary to enter into this Agreement; (ii) has such knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of the sale of the Shares to Buyer; (iii) has relied solely upon the advice of its own legal, financial or other advisors, if any, with regard to the legal, investment, tax and other considerations involved in deciding to sell the Shares and has made its own decision to enter into this Agreement based on such advice; (iv) except as set forth herein, has not relied on any representations or warranties of the Buyer concerning Buyer or the Shares; (v) has received all requested information from Buyer that Seller has deemed necessary to make the decision to sell the Shares to Buyer in accordance with the terms of this Agreement; (vi) acknowledges and understands that Buyer may possess material, nonpublic information that is not known to Seller that may impact the value of the Shares, which Buyer is unable to disclose to Seller; and (vii) agrees that Buyer and its affiliates shall have no liability to Seller in connection with Buyer’s non-disclosure of any material, nonpublic information.

Section 4.                  Representations and Warranties of Buyer.  Buyer hereby represents and warrants to Seller that Buyer has full power and authority to enter into, execute, deliver and perform this Agreement and all other agreements and instruments to be executed by Buyer in connection herewith.  All of such actions and consummation by Buyer of the transactions contemplated hereby have been duly authorized and approved by all required action.  This Agreement constitutes a legal, valid and binding obligation of Buyer enforceable in accordance with its terms.  The purchase of the Shares by Buyer will not conflict with any law, rule, regulation, contract or agreement to which Buyer is subject or a party.

Section 5.                  Miscellaneous.

a.                                      Notices.  All notices, consents, waivers and other communications under this Agreement must be in writing (which shall include telecopier communication) and will be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by registered or certified U.S. mail (return receipt requested) postage prepaid or telecopied (if confirmed immediately thereafter by also mailing a copy of any notice, request or other communication by U.S. mail) in the case of:

Buyer, to:

West Bancorporation, Inc. 1601 22nd Street West Des Moines, Iowa 50266 Facsimile: (515) 225-8032 Attention: Douglas R. Gulling	Barack Ferrazzano Kirschbaum & Nagelberg LLP 200 West Madison Street, Suite 3900 Chicago, Illinois 60606 Facsimile: (312) 984-3150 Attention: Joseph T. Ceithaml

Seller, to:

American Equity Investment Life Holding Company 6000 Westown Parkway West Des Moines, Iowa 50266 Facsimile: (515) 221-0744 Attention: William R. Kunkel	American Equity Life Insurance Company 6000 Westown Parkway West Des Moines, Iowa 50266 Facsimile: (515) 221-0744 Attention: William R. Kunkel

or to such other place as any party hereto shall furnish to the others in writing.  Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective:  (a) if delivered by hand, when delivered; (b) if mailed in the manner provided in this Section, seven (7) days after deposit with the United States Postal Service; (c) if delivered by overnight express delivery service, on the next business day after deposit with such service; and (d) if by telecopier, on the next business day, if also confirmed by mail in the manner provided in this Section.

b.                                      Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Iowa applicable to contracts made and wholly to be performed in such state without regard to conflicts of laws.

c.                                       Publicity/Confidentiality.  Each of Buyer and Seller may issue such press releases or otherwise make such public disclosures with respect to this Agreement as it deems necessary, under applicable law, or desirable.  To the extent reasonably practicable, the disclosing party shall provide the non-disclosing party an opportunity to review and consult with the disclosing party regarding the content of any such press release or public disclosure prior to the issuance thereof.

d.                                      Entire Agreement.  This Agreement supersedes any and all oral or written agreements heretofore made relating to the subject matter hereof and constitutes the entire agreement of the parties relating to the subject matter hereof and thereof.  This Agreement may be amended only by a writing executed by Buyer and Seller.

e.                                       No Implied Rights or Remedies.  Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, other than Buyer and Seller, any rights or remedies under or by reason of this Agreement.

f.                                        Counterparts; Facsimile Signatures.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may be executed and accepted by facsimile signature and any such signature shall be of the same force and effect as an original signature.

g.                                      Further Assurances.  The parties shall from time to time do and perform such other and further acts and execute and deliver any and all such other and further instruments as may be required by law or requested by Buyer to establish, maintain or protect the rights and remedies hereunder of the parties hereto and to carry out and effect the intents and purposes of this Agreement and all other documents referred to herein.

h.                                      Survival of Representations.  All representations, warranties and agreements made in this Agreement, or pursuant hereto, shall survive the Closing indefinitely regardless of any investigation at any time made by or on behalf of the parties.

i.                                         Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.  The parties intend that each representation, warranty and covenant contained herein will have independent significance.

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[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

BUYER:

WEST BANCORPORATION, INC.

By:	/s/Douglas R. Gulling
Name:	Douglas R. Gulling
Title:	EVP & CFO

SELLER:

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

By:	/s/Ted M. Johnson
Name:	Ted M. Johnson
Title:	CFO & TREASURER

AMERICAN EQUITY LIFE INSURANCE COMPANY

By:	/s/Jeff Lorenzen
Name:	Jeff Lorenzen
Title:	CIO & SVP

[Signature Page to Stock Repurchase Agreement]